NEWSRELEASE
FOR IMMEDIATE RELEASE
Dec. 04, 2009

Contacts:
Analysts Jay Gould	(614) 480-4060	Media Maureen Brown (614) 480-5512

HUNTINGTON BANCSHARES NAMES DAVID S. ANDERSON CONTROLLER

COLUMBUS, Ohio – David S. Anderson, who has almost 30 years of banking and accounting experience, has joined Huntington Bancshares as executive vice president and controller. He is responsible for maintaining Huntington’s accounting principles, practices, procedures and initiatives. Anderson reports to Huntington’s chief financial officer, Don Kimble.

Anderson joins Huntington from Citizens Financial Group where he was corporate controller, beginning in 1995. Prior to joining Citizens, Anderson was chief financial officer for a division of Bank One. He also served as bank controller for Michigan National Corp.

“Dave adds a great deal of experience and expertise to our team,” said Kimble. “He has a strong background in accounting, accounting systems, financial and reporting controls and merger and acquisition integration. Moreover, he knows our markets because he has lived and been educated in the Midwest.”

“I am very excited to join the strong management team assembled at Huntington,” said Anderson. “Huntington has accomplished a great deal this year, and is positioned for more growth in the coming years. I am anxious to return to the Midwest, where I have strong roots.”

Anderson was a certified public accountant at Touche Ross & Co., and earned his bachelor’s degree at the University of Michigan – Dearborn. He earned his master’s of business administration at Wayne State University.

About Huntington
Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

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